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EXHIBIT 99.4

RECYCLING INDUSTRIES, INC. COMPLETES ACQUISITION OF REPUBLIC ALLOYS INC., AND PRO RECYCLING, INC.

(May 26, 1998)  ENGLEWOOD, Colorado - Recycling Industries, Inc., (NASDAQ-NMS:
RECY), a company engaged in the acquisition, consolidation, and operation of metals recycling companies today announced that it has completed the acquisitions of Republic Alloys, Inc. located in Charlotte, NC, and Pro Recycling, L.L.C. located in Milwaukee, WS.

Tom Wiens, Chairman and CEO of Recycling Industries, said, "I am excited with the growth and position of our company. Last year at this time we owned and operated eight facilities in five states. Today, including the closing of Republic Alloys and Pro Recycling, we own and operate 24 facilities in ten states. Republic Alloys and Pro Recycling are excellent acquisitions and
complement our operations in North Carolina and Wisconsin.   We are very pleased
to have them as members of our fine team. "

Republic Alloys, Inc. is a full-service metal recycling facility, featuring purchasing and processing of materials from industrial concerns, demolition, and individual collectors. Pro Recycling, L.L.C. includes the assets of Lewinsky Iron & Metal Co., Inc. and Recycling World Ltd. which is also a full service facility that has a wide variety of both ferrous and non-ferrous processing equipment.

Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies, providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition, financing, and integration, of metals recycling companies. Based in Englewood, Colorado, Recycling Industries owns and operates metals processing facilities in Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Texas, Virginia, and Wisconsin.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary


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markets; disruptions in the Company's operations from acts of God or extended maintenance; transportation difficulties; the termination of previously announced acquisitions; and the unavailability of financing to complete management's plans and objectives, including the completion of previously announced acquisitions.